AGREEMENT AND PLAN OF MERGER

                                     between

                               D. R. HORTON, INC.

                                       and

                         CONTINENTAL HOMES HOLDING CORP.

                          Dated as of December 18, 1997
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                              TABLE OF CONTENTS
                                                                            Page

ARTICLE 1.  THE MERGER........................................................1
            1.1.     The Merger.  ............................................1
                     1.1.1.     Effective Time.  .............................1
                     1.1.2.     Closing.  ....................................2
            1.2.     Effective Time.  ........................................2
            1.3.     Effect of the Merger.  ..................................2
            1.4.     Certificate of Incorporation, By-Laws.  .................2
                     1.4.1.     Certificate of Incorporation.  ...............2
                     1.4.2.     By-Laws.  ....................................2
            1.5.     Directors and Officers.  ................................2

ARTICLE 2.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS; EXCHANGE OF CERTIFICATES............................3
            2.1.     Effect on Capital Stock.  ...............................3
                     2.1.1.     No Conversion of DRHI Common Stock.  .........3
                     2.1.2.     Cancellation of Certain Shares of
                                Company Common Stock.  .......................3
                     2.1.3.     Conversion of the Company Shares.  ...........3
                     2.1.4.     Stock Options.  ..............................4
                     2.1.5.     Adjustment of Exchange Ratio.  ...............4
                     2.1.6.     Convertible Notes.  ..........................5
                     2.1.7.     No Appraisal Rights.  ........................5
            2.2.     Exchange of Certificates.  ..............................5
                     2.2.1.     Exchange Agent.  .............................5
                     2.2.2.     Exchange Procedures.  ........................5
                     2.2.3.     Distribution with Respect to Unexchanged
                                Shares.  .....................................6
                     2.2.4.     No Further Ownership Rights in Company
                                Shares.  .....................................6
                     2.2.5.     No Fractional Shares.  .......................6
                     2.2.6.     Termination of Exchange Fund.  ...............7
                     2.2.7.     No Liability.  ...............................7
                     2.2.8.     Investment of Exchange Fund.  ................7
                     2.2.9.     Transfer Taxes.  .............................7

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8
            3.1.     Organization, Existence and Good Standing of the
                     Company.  ...............................................8
            3.2.     Organization, Existence and Good Standing of Company
                     Subsidiaries.  ..........................................8
                                       i
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                                                                            Page

            3.3.     Capitalization.  ........................................9
                     3.3.1.     Capitalization of Company and Company
                                Subsidiaries..................................9
                     3.3.2.     Obligations to Issue Capital Stock of
                                Company or Company Subsidiaries.  ............9
            3.4.     Authority Relative to this Agreement;
                     Recommendation.  .......................................10
            3.5.     Company Material Contracts.  ...........................10
            3.6.     No Conflict.  ..........................................10
            3.7.     Required Filings and Consents.  ........................11
            3.8.     Compliance.  ...........................................11
            3.9.     Permits.  ..............................................11
            3.10.    SEC Filings.  ..........................................11
            3.11.    Financial Statements.  .................................12
            3.12.    Absence of Certain Changes or Events.  .................12
            3.13.    No Undisclosed Liabilities.  ...........................12
            3.14.    Absence of Litigation.  ................................12
            3.15.    Employee Benefit Plans.  ...............................13
                     3.15.1.    Company Employee Plans.  ....................13
                     3.15.2.    Absence of Certain Events.  .................13
            3.16.    Labor Matters.  ........................................14
            3.17.    Restrictions on Business Activities.  ..................14
            3.18.    Real Property.  ........................................14
            3.19.    Taxes.  ................................................16
            3.20.    Intellectual Property.  ................................18
            3.21.    Environmental Matters.  ................................18
            3.22.    Interested Party Transactions.  ........................19
            3.23.    Insurance.  ............................................19
            3.24.    Opinions of Financial Advisors.  .......................19
            3.25.    Brokers.  ..............................................19
            3.26.    Section 203 of the Delaware Law; Arizona Corporate
                     Takeover Statute.  .....................................20
            3.27.    Tax Treatment; Pooling Matters.  .......................20
            3.28.    Affiliates.  ...........................................20
            3.29.    Pooling.  ..............................................20

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF DRHI...........................20
            4.1.     Organization, Existence and Good Standing of DRHI.  ....20
            4.2.     Organization, Existence and Good Standing of the
                     DRHI Subsidiaries.  ....................................21
            4.3.     Capitalization.  .......................................21
                     4.3.1.     Capitalization of DRHI and the DRHI
                                Subsidiary.  ................................21
                     4.3.2.     Obligations to Issue Capital Stock of
                                DRHI or the DRHI Subsidiaries.  .............22
            4.4.     Authority Relative to this Agreement.  .................22
                                       ii
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                                                                            Page

            4.5.     DRHI Material Contracts.  ..............................22
            4.6.     No Conflict.  ..........................................22
            4.7.     Required Filings and Consents.  ........................23
            4.8.     Compliance.  ...........................................23
            4.9.     Permits.  ..............................................23
            4.10.    SEC Filings.  ..........................................23
            4.11.    Financial Statements.  .................................24
            4.12.    Absence of Certain Changes or Events.  .................24
            4.13.    No Undisclosed Liabilities.  ...........................24
            4.14.    Absence of Litigation.  ................................25
            4.15.    Employee Benefit Plans.  ...............................25
                     4.15.1.    DRHI Employee Plans.  .......................25
                     4.15.2.    Absence of Certain Events.  .................25
            4.16.    Labor Matters.  ........................................26
            4.17.    Restrictions on Business Activities.  ..................26
            4.18.    Real Property.  ........................................26
            4.19.    Taxes.  ................................................28
            4.20.    Intellectual Property.  ................................29
            4.21.    Environmental Matters.  ................................29
            4.22.    Insurance.  ............................................30
            4.23.    Brokers.  ..............................................30
            4.24.    DRHI Common Stock.  ....................................30
            4.25.    Tax Treatment; Pooling Matters.  .......................30
            4.26.    Investment Intent.  ....................................31
            4.27.    Sufficient Funds.  .....................................31
            4.28.    Pooling.  ..............................................31

ARTICLE 5.  CONDUCT OF BUSINESS PENDING THE MERGER...........................31
            5.1.     Conduct of Business by the Company Pending the
                     Merger.  ...............................................31
            5.2.     No Solicitation.  ......................................33
            5.3.     Conduct of Business by DRHI Pending the Merger.  .......35

ARTICLE 6.  ADDITIONAL AGREEMENTS............................................36
            6.1.     HSR Act.  ..............................................36
            6.2.     Access to Information; Confidentiality.  ...............36
            6.3.     Registration Statement.  ...............................37
            6.4.     Meetings of Stockholders.  .............................39
            6.5.     Pooling and Tax-Free Reorganization Treatment.  ........39
            6.6.     Affiliate and Pooling Agreements.  .....................40
            6.7.     Company Stock Options.  ................................40
            6.8.     Board Representation.  .................................40
            6.9.     Publication of Combined Results.  ......................41
            6.10.    Indemnification and Insurance.  ........................41
            6.11.    Notification of Certain Matters.  ......................42
            6.12.    Further Action.  .......................................42
                                      iii
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                                                                            Page

            6.13.    Public Announcements.  .................................42
            6.14.    Employee Benefits.  ....................................42

ARTICLE 7.  TERMINATION, AMENDMENT AND WAIVER................................43
            7.1.     Termination.  ..........................................43
            7.2.     Effect of Termination.  ................................44

ARTICLE 8.  CONDITIONS TO CLOSING............................................45
            8.1.     Mutual Conditions.  ....................................45
                     8.1.1.     No Injunctions or Restraints; Illegality.  ..45
                     8.1.2.     Governmental Actions.  ......................45
                     8.1.3.     HSR Act.  ...................................45
                     8.1.4.     Company Stockholder Approval.  ..............45
                     8.1.5.     DRHI Stockholder Approval.  .................45
                     8.1.6.     Listing.  ...................................46
                     8.1.7.     Registration Statement.  ....................46
                     8.1.8.     Consents.  ..................................46
            8.2.     Conditions to Obligations of DRHI.  ....................46
            8.3.     Conditions to Obligations of the Company.  .............47

ARTICLE 9.  GENERAL PROVISIONS...............................................47
            9.1.     Expenses.  .............................................47
            9.2.     Effectiveness of Representations, Warranties,
                     Covenants and Agreements.  .............................49
            9.3.     Notices.  ..............................................49
            9.4.     Certain Definitions.  ..................................49
            9.5.     Amendment.  ............................................51
            9.6.     Waiver.  ...............................................51
            9.7.     Headings.  .............................................51
            9.8.     Severability.  .........................................51
            9.9.     Entire Agreement.  .....................................51
            9.10.    Assignment.  ...........................................51
            9.11.    Parties in Interest.  ..................................52
            9.12.    Failure or Indulgence Not Waiver; Remedies
                     Cumulative.  ...........................................52
            9.13.    Governing Law.  ........................................52
            9.14.    Counterparts.  .........................................52

Exhibit 6.6          Forms of Agreement regarding disposition of shares
                                       iv
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                                                                            Page

                            DEFINED TERMS

1997 Company Balance Sheet...................................................12
1997 DRHI Balance Sheet......................................................24

affiliate....................................................................49
Agreement.....................................................................1
Antitrust Division...........................................................36

beneficial owner.............................................................50
Blue Sky Laws................................................................11
business day.................................................................50

Certificate of Merger.........................................................2
Certificates..................................................................5
Closing Date..................................................................2
Code..........................................................................1
Company.......................................................................1
Company Affiliates...........................................................20
Company Board.................................................................1
Company Common Stock..........................................................1
Company Disclosure Schedule...................................................8
Company Employee Plans.......................................................13
Company ERISA Affiliate......................................................13
Company Permits..............................................................11
Company SEC Reports..........................................................11
Company Shares................................................................1
Company Stock Plan............................................................4
Company Stockholder Meeting..................................................39
Company Subsidiary............................................................8
Confidentiality Letters......................................................36
control......................................................................50
Convertible Notes.............................................................5

Delaware Law..................................................................1
DLJ..........................................................................30
DRHI..........................................................................1
DRHI Common Stock.............................................................3
DRHI Disclosure Schedule.....................................................20
DRHI Employee Plans..........................................................25
DRHI ERISA Affiliate.........................................................25
DRHI Material Contracts......................................................22
DRHI Permits.................................................................23
DRHI Preferred Stock.........................................................21
DRHI SEC Reports.............................................................24
DRHI Shares...................................................................4
DRHI Stockholder Meeting.....................................................39
DRHI Subsidiary..............................................................21

Effective Time................................................................2
Environmental Law............................................................19
ERISA....................................................................13, 25
                                       v
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                                                                            Page

Exchange Act.................................................................10
Exchange Agent................................................................5
Exchange Fund.................................................................5
Exchange Ratio................................................................3

FTC..........................................................................36

Governmental Entity..........................................................11

Hazardous Substance..........................................................19
HSR Act......................................................................11

Indemnified Parties..........................................................41
IRS..........................................................................13

material adverse effect......................................................50
Material Contracts...........................................................10
Merger........................................................................1
Morgan Stanley...............................................................19
Mr. Anderson.................................................................40

Notice of Superior Proposal..................................................34
NYSE.........................................................................30

PBGC.........................................................................13
person.......................................................................50
Proxy Statement..............................................................37

Registration Statement.......................................................37

Salomon Smith Barney.........................................................19
SEC..........................................................................10
Securities Act...............................................................11
Stock Option..................................................................4
Stock Value...................................................................4
subsidiary...................................................................50
Superior Proposal............................................................35
Surviving Corporation.........................................................1

Tax..........................................................................16
Tax Returns..................................................................16
Taxes........................................................................16
Terminating Breach...........................................................43
Third Party..................................................................34
Third Party Acquisition......................................................34
trading day..................................................................51
Transfer Taxes................................................................8

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 18, 1997 (the "Agreement"), between D. R. HORTON, INC., a Delaware corporation ("DRHI"), and CONTINENTAL HOMES HOLDING CORP., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of DRHI and the Board of Directors of the Company (the "Company Board") have approved the merger of the Company with and into DRHI (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Law"), upon the terms and conditions set forth in this Agreement, whereby each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by the Company, will be converted into the right to receive the merger consideration provided for herein (the Company Common Stock may be sometimes hereinafter referred to as the "Company Shares");

     WHEREAS,   each  of  DRHI  and  the   Company   desire   to  make   certain
representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:


                                   ARTICLE 1.

                                   THE MERGER

     1.1. The Merger.

               1.1.1. Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, the Company shall be merged with and into DRHI, the separate corporate existence of the Company shall cease, and DRHI shall continue as the surviving corporation. DRHI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be D. R. Horton, Inc.

               1.1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1. and subject to the satisfaction or waiver of the conditions set forth in Article 8., the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article 8., at the offices of Gibson, Dunn & Crutcher LLP, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto (the date of the consummation of the Merger being the "Closing Date").

     1.2. Effective Time. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article 8., the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and DRHI shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and DRHI shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4. Certificate of Incorporation, By-Laws.

               1.4.1. Certificate of Incorporation. At the Effective Time the Certificate of Incorporation of DRHI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

               1.4.2. By-Laws. The Bylaws of DRHI, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5. Directors and Officers. The directors of DRHI immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject to Section 6.8., and the officers of DRHI shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2.

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of DRHI, the Company or any holder of any of the following securities:

          2.1.1. No Conversion of DRHI Common Stock. Each share of common stock, par value $.01 per share, of DRHI ("DRHI Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding DRHI Common Stock. Any DRHI Common Stock held in DRHI's treasury immediately prior to the Effective Time shall continue to be held in treasury of the Surviving Corporation at the Effective Time.

          2.1.2. Cancellation of Certain Shares of Company Common Stock. Each Company Share held in the treasury of the Company and each Company Share owned by DRHI or any direct or indirect wholly owned subsidiary of the Company or DRHI immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          2.1.3. Conversion of the Company Shares. At the Effective Time, each Company Share (other than the Company Shares to be canceled in accordance with Section 2.1.2.), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of DRHI Common Stock determined in accordance with this Section
     2.1.3. (the "Exchange Ratio").

               (a) If the Stock Value is greater than or equal to $16.878 and less than or equal to $18.776, the Exchange Ratio shall be 2.37.

               (b) If the Stock Value is less than $16.878 and greater than $14.50, the Exchange Ratio shall equal the quotient obtained by dividing $40.00 by the Stock Value (rounded to the nearest one thousandth).

               (c) If the Stock Value is more than $18.776 and less than $19.78, the Exchange Ratio shall equal the quotient obtained by dividing $44.50 by the Stock Value (rounded to the nearest one thousandth).

               (d) If the Stock Value is less than or equal to $14.50, the Exchange Ratio shall be 2.759; provided that the Exchange Ratio shall equal the quotient obtained by dividing $35.00 by the Stock Value

          (rounded to the nearest one thousandth) if the Stock Value is less than $12.69 and DRHI so elects as provided in Section 7.1.(f).

               (e) If the Stock Value is more than or equal to $19.78, the Exchange Ratio shall be 2.25.

               (f) The term "Stock Value" means the average of the closing prices of DRHI Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the Closing Date. The random selection of trading days shall be supervised jointly by the financial advisors retained by the parties in connection with the transactions contemplated hereby.

     All such shares of DRHI Common Stock shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "DRHI Shares." Upon such conversion, all such Company Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive DRHI Shares issued in exchange therefor and cash in lieu of fractional DRHI Shares in accordance with the terms provided herein.

          2.1.4. Stock Options. At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1988 Stock Incentive Plan or 1986 Stock Incentive Plan
     (collectively, the "Company Stock Plans"), whether or not then vested or exercisable, shall be assumed by the Surviving Corporation, in accordance with the terms of the Company Stock Plan pursuant to which it was granted and any stock option agreement by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option." Each Stock Option so assumed shall be exercisable for that number of shares of DRHI Common Stock equal to the number of the Company Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the exercise price per Company Share divided by the Exchange Ratio.

          2.1.5. Adjustment of Exchange Ratio. If after the date hereof and prior to the Effective Time there shall have been a change in the DRHI Common Stock, by reason of a stock split (including a reverse split) of the DRHI Common Stock or a dividend payable in the DRHI Common Stock, or any other distribution of securities to holders of the DRHI Common Stock with respect to their DRHI Common Stock (including without limitation such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) or otherwise, then the Exchange Ratio and the dollar amounts set forth in clauses (a) through (f) of Section 2.1.3. shall be appropriately adjusted.

          2.1.6. Convertible Notes. At the Effective Time, each of the Company's 6-7/8% Convertible Subordinated Notes due March 2002 (the "Convertible Notes") shall be convertible for that number of shares of DRHI Common Stock equal to the number of the Company Shares into which the Convertible Notes are then convertible multiplied by the Exchange Ratio.

          2.1.7. No Appraisal Rights. The holders of the Company Shares and the holders of shares of DRHI Common Stock shall not be entitled to appraisal rights in respect of the Merger.

     2.2. Exchange of Certificates.

          2.2.1. Exchange Agent. Prior to the Effective Time, DRHI shall enter into an agreement with a bank or trust company designated by DRHI (the "Exchange Agent"), providing that DRHI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the Company Shares, for exchange in accordance with this Section 2.2. through the Exchange Agent, (i) certificates representing the shares of DRHI Common Stock issuable pursuant to Section 2.1. and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of DRHI Common Stock pursuant to Section 2.2.5. (such shares of DRHI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and the cash referred to in clause (ii) of this Section 2.2.1. being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Company Shares.

          2.2.2. Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") whose shares were converted into the right to receive the merger consideration provided for in Section 2.1., (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of DRHI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of DRHI Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.1. and 2.2. and the Certificate so surrendered shall forthwith be canceled. If any cash or any certificate representing DRHI Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of DRHI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of shares of DRHI

     Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2., each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of DRHI Common Stock and cash in lieu of any fractional shares of DRHI Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of DRHI Common Stock.

          2.2.3. Distribution with Respect to Unexchanged Shares. No dividends or other distributions with respect to DRHI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DRHI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5. until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of DRHI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DRHI Common Stock to which such holder is entitled pursuant to
     Section 2.2.5. and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the DRHI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of DRHI Common Stock. If any holder of converted Company Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to DRHI.

          2.2.4. No Further Ownership Rights in Company Shares. All shares of DRHI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2. (including any cash paid pursuant to Sections 2.2.3. or 2.2.5.) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2., except as otherwise provided by law.

          2.2.5. No Fractional Shares. No certificates or scrip representing fractional shares of DRHI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of DRHI. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of DRHI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of DRHI Common Stock multiplied by the per share closing price of DRHI Common Stock on the date of the Effective Time (or, if shares of DRHI Common Stock do not trade on such date, the first date of trading of DRHI Common Stock after the Effective Time). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

          2.2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to DRHI, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2. shall thereafter look only to DRHI for payment of DRHI Common Stock, any cash in lieu of fractional shares of DRHI Common Stock and any dividends or distributions with respect to DRHI Common Stock.

          2.2.7. No Liability. None of DRHI, the Company or the Exchange Agent shall be liable to any person in respect of any shares of DRHI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of DRHI Common Stock, any cash in lieu of fractional shares of DRHI Common Stock or any dividends or distributions with respect to DRHI Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          2.2.8. Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by DRHI. Any interest and other income resulting from such investments shall be paid to DRHI.

          2.2.9. Transfer Taxes. DRHI and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the third sentence of Section 2.2.2. (collectively, "Transfer Taxes"). From and after the Effective Time, DRHI shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Shares, all Transfer Taxes.

                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to DRHI that, except as set forth in written disclosure schedule delivered on or prior to the date hereof by the Company to DRHI that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3. (the "Company Disclosure Schedule"):

     3.1. Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. The Company has delivered to DRHI a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to the date hereof.

     3.2.  Organization,  Existence and Good  Standing of Company  Subsidiaries.
Section 3.2. of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company (a "Company Subsidiary"), the jurisdiction of incorporation or organization, as applicable, of each Company Subsidiary, the type of each Company Subsidiary, the percentage of the Company's and Company Subsidiaries' ownership of the outstanding voting stock of each such corporate Company Subsidiary, the authorized and outstanding capital stock of each such corporate Company Subsidiary, and the type and percentage of the Company's and Company Subsidiaries' ownership interest in each other Company Subsidiary. Each Company Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as specified in Section 3.2. to the Company Disclosure Schedule) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Company Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. Except for the Company Subsidiaries, the Company does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest the Company or any Company Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding voting securities of such company.

     3.3. Capitalization.

          3.3.1. Capitalization of Company and Company Subsidiaries. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.01 par value per share. As of the date hereof: (i) 6,863,686 shares of Company Common Stock were issued and outstanding and 217,845 shares of Company Common Stock were held in treasury, and no shares of preferred stock were issued and outstanding; (ii) 834,345 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options, and (iii) 3,630,925 shares of Company Common Stock were reserved for future issuance in connection with the Convertible Notes. All of the outstanding shares of Company Common Stock, and all shares of Company Common Stock which may be issued prior to the Effective Time upon exercise of any option or conversion right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of the Company and no equity equivalent interests in the ownership or earnings of the Company or the Company Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each Company Subsidiary is validly issued, fully paid and nonassessable, and is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

          3.3.2. Obligations to Issue Capital Stock of Company or Company Subsidiaries. Section 3.3.2. of the Company Disclosure Schedule sets forth a true and complete list of all outstanding rights to purchase Company Common Stock, the name of each holder thereof, the number of shares purchasable thereunder and the per share exercise or purchase price of each right. Except with respect to the Convertible Notes, there are no securities of the Company or any Company Subsidiary convertible or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary, no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interest of any Company Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary.

     3.4. Authority Relative to this Agreement; Recommendation. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by DRHI constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company Board has unanimously resolved to recommend that the stockholders of the Company adopt and approve this Agreement.

     3.5. Company Material Contracts. Section 3.5. of the Company Disclosure Schedule sets forth a list of all agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) under which the consequences of a default, nonrenewal or termination would have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company, or upon execution of this Agreement by the Company or the performance by the Company of its obligations hereunder (collectively, the "Material Contracts").

     3.6. No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

     3.7. Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, federal, state or local ("Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Company Material Adverse Effect.

     3.8. Compliance. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

     3.9. Permits. The Company and each Company Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Company Material Adverse Effect.

     3.10. SEC Filings. The Company has filed all forms, reports and documents required to be filed by it with the SEC. The Company has made available to DRHI
(i) its Annual Reports on Form 10-K for the fiscal years ended May 31, 1996 and 1997, (ii) its Quarterly Report on Form 10-Q for the period ended August 31, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 1, 1996, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since June 1, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since June 1, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

     3.11. Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The Company is in full compliance with Section 13(b)(2) of the Exchange Act.

     3.12. Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since June 1, 1997, there has not occurred: (i) any Company Material Adverse Effect or any event, change or effect which could reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company or any Company Subsidiary (whether or not covered by insurance) that would have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (vi) any action or event that would have required the consent of DRHI pursuant to
Section 5.1. had such action or event occurred after the date of this Agreement.

     3.13. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's balance sheet (including any related notes thereto) as of August 31, 1997 (the "1997 Company Balance Sheet"), (b) incurred in the ordinary course of business before the date of 1997 Company Balance Sheet and not required under generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet, (c) disclosed in the Company SEC Reports, or (d) incurred since August 31, 1997 in the ordinary course of business consistent with past practice or in connection with this Agreement, that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.14. Absence of Litigation. Except as set forth in the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Company Material Adverse Effect or that could  reasonably  be  expected  to prevent  or delay  consummation  of the
Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

     3.15. Employee Benefit Plans.

          3.15.1. Company Employee Plans. Section 3.15.1. of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or any Company Subsidiary, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212 of ERISA (collectively the "Company Employee Plans"). There have been made available to DRHI copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

          3.15.2. Absence of Certain Events. (i) None of the Company Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would result in a Company Material Adverse Effect; (iii) all Company Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury) except as would not individually or in the aggregate result in a Company Material Adverse Effect, and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the Company Employee Plans except as would not individually or in the aggregate result in a Company Material Adverse Effect;

     (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

     3.16. Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have had or could reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary which could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no executive or management employee of the Company or any of the Company Subsidiaries intends to terminate his employment in connection with the Merger.

     3.17. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary, or any affiliate thereof, which has or would have the effect of prohibiting the conduct of business by the Company or any Company Subsidiary as currently conducted, except for any prohibitions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.18. Real Property. The Company and the Company Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple, or will acquire good and marketable (or indefeasible, as the case may be) title in fee simple, to the real property purported to be owned or optioned by them, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and such liens or other imperfections of title as do not or will not materially interfere with the present use or intended use by the Company and the Company Subsidiaries or materially affect the value or marketing of the property affected thereby and that do not, individually or in the aggregate, have a Company Material Adverse

Effect. Neither the Company nor any Company Subsidiary has given, nor have they received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by the Company or any Company Subsidiary, or to the knowledge of the Company, any other person with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to the Company or any Company Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of the Company and the Company Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that would not, individually or in the aggregate, have a Company Material Adverse Effect. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of the Company, is threatened with respect to, or that could affect, any real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, or to the knowledge of the Company, pending before or being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business by the Company or any Company Subsidiary as currently conducted or intended to be conducted by them, except for any restrictions as would not, individually or in the aggregate, have a Company Material Adverse Effect. No developer-related charges or assessments by any public authority or any other person for public improvements or otherwise made against any property developed by the Company or any Company Subsidiary are unpaid (other than those reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of the Company's business consistent with past practices), except for charges or assessments as would not, individually or in the aggregate, have a Company Material Adverse Effect. The real property of the Company and the Company Subsidiaries to be used for homebuilding conform, in all material respects, to the appropriate governmental authority's standards, and there is no material impediment to approval for undeveloped real property, such approval to allow development in the manner in which the Company currently anticipates building thereon, except for such as is not reasonably likely to result in a Company Material Adverse Effect. The developed real property of the Company and the Company Subsidiaries has access to streets, and is serviced, in all material respects, by all utilities and other services, as is necessary to construct homes on such property, and such utilities and other services are adequate for the current and intended use of such property. The undeveloped real property of the Company and the Company Subsidiaries has access to streets, and such real property is serviced, in all material respects, by all utilities and other services, as is necessary for the development thereof or such utilities and other services are or will be available, in all material respects, to such property. All leases pursuant to which the Company or any Company Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such defaults or event of defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.19. Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean Taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind, in the nature of taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto. For purposes of this Agreement, "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) (i) The Company and the Company Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns required to be filed by them prior to the date of this Agreement (except where failure to duly or timely file a Tax Return or to properly secure a valid extension of time to file the same did not have a material adverse effect on the Company or any of the Company Subsidiaries). All Tax Returns so filed were true, correct and complete in all material respects as filed (or as validly amended thereafter). The Company and the Company Subsidiaries have timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on all Tax Returns filed as described above (except where such failure to timely or fully pay any Tax or to secure a valid extension of time to pay the same did not have a material adverse effect on the Company or any of the Company Subsidiaries).

          (ii) None of the Tax Returns of the Company or any of the Company Subsidiaries contains a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law.

          (iii) Neither the Company nor any of the Company Subsidiaries is aware of any pending or (to the knowledge of any officer thereof) threatened action, audit, proceeding, or investigation with respect to (A) the assessment or collection of Taxes, (B) a claim by any Tax jurisdiction that the Company or any Company Subsidiary has been required to file a Tax Return, but has failed to do so, or (C) a claim for refund made by the Company or any of the Company Subsidiaries with respect to Taxes previously paid, in any case that would have a material adverse effect on the Company or any of the Company Subsidiaries if ultimately determined adversely. Neither the Company nor any of the Company Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid, which extension or waiver would have a material adverse effect on the Company or any of the Company Subsidiaries. All Tax deficiencies formally asserted or assessed against the Company or any of the Company Subsidiaries in writing have been paid or finally settled or are being contested in good faith by appropriate action.

          (iv) All Taxes that were required to be collected or withheld by the Company or any of the Company Subsidiaries have been duly collected or withheld, and all such Taxes that the Company or any of the Company Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes does not have a material adverse effect on the Company or any of the Company Subsidiaries.

          (v) Neither the Company nor any of the Company Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply to any disposition of any asset owned by it.

          (vi) Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor does the Company or any of the Company Subsidiaries have any knowledge that the IRS (or other taxing authority) has proposed, or (to the knowledge of any officer thereof) is considering, any such change in accounting method, except where any such inclusion in income or any such change would not have a material adverse effect on the Company or any of the Company Subsidiaries.

          (vii) The Company has no foreign stockholders for whom shares of Company Common Stock and the Convertible Notes are United States real property interests as defined in Section 897 of the Code.

          (viii) None of the assets of the Company or any of the Company Subsidiaries is property which is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former
     Section 168(f)(5)(B) of the Code.

          (ix) Neither the Company nor any of the Company Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or Tax indemnification or similar agreement or arrangement with any entity other than a corporation that is a member of an affiliated group currently filing a consolidated federal income tax return with the Company.

          (x) Neither the Company nor any of the Company Subsidiaries has entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense to the Company or any of the Company Subsidiaries pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          (xi) The Company has made available to or provided to representatives of DRHI copies of all federal and state income and franchise Tax Returns, and other written correspondence with respect thereto (other than requests for extension of time to file returns and tax payment vouchers), filed or submitted by the Company and the Company Subsidiaries with or to the relevant taxing authorities with respect to all periods beginning on or after May 31, 1994, and has produced for DRHI's inspection at the Company's headquarters all material sales tax, use tax, payroll tax, and property tax and information returns filed by the Company and the Company Subsidiaries with respect to such periods.

     3.20. Intellectual Property. The Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all
patents,   trademarks,   trade  names,  service  marks,   copyrights,   and  any
applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.21. Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to the Company's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by the Company or any Company Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by the Company or the Company Subsidiary; (d) neither the Company nor any Company Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under Environmental Law; (e) neither the Company nor any Company Subsidiary has released any Hazardous Substance at any property owned or operated by any of them which could reasonably be expected to result in any liability under Environmental Law; (f) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of or liable under any Environmental Law; (g) neither the Company nor any Company Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on the Company or any Company Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving the Company or any Company Subsidiary that could reasonably be expected to result in any liability or costs to the Company or any Company Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by the Company or a Company Subsidiary pursuant to any Environmental Law; and (i) to the knowledge of the Company, none of the properties now owned or operated by the Company or any Company Subsidiary contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls.

     As used herein, "Environmental Law" means any federal, state, local or foreign law, regulation, rule, treaty, order, decree, permit, authorization, or the common law or any requirement of any governmental authority relating to: (A) the protection, investigation or restoration of the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or injury or threat of injury to persons or property; and "Hazardous Substance" means any substance that is listed or regulated by any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

     3.22. Interested Party Transactions. Except as set forth in Section 3.22. of the Company Disclosure Schedule or in the Company SEC Reports, since the date of the Company's proxy statement dated July 8, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.23. Insurance. The Company maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of the Company and the Company Subsidiaries.

     3.24. Opinions of Financial Advisors. The Company Board has received the opinion of the Company's financial advisors, Smith Barney Inc. and Salomon Brothers Inc (collectively, "Salomon Smith Barney") and the non-employee directors have received the opinion of Morgan Stanley & Co., Inc. ("Morgan Stanley"), each to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to such holders.

     3.25. Brokers. No broker, finder or investment banker (other than Salomon Smith Barney and Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to DRHI a complete and correct copy of all agreements between the Company and Salomon Smith Barney and Morgan Stanley pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

     3.26. Section 203 of the Delaware Law; Arizona Corporate Takeover Statute. The Company Board has taken all actions so that the restrictions contained in
Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. The Company is not an "issuing public corporation" within the meaning of the Arizona Corporate Takeover Statute.

     3.27. Tax Treatment; Pooling Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and rules, regulations and interpretations of the SEC, or preventing the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) qualifying under Section 354(a)(1) and Section 368(a)(1)(A) of the Code.

     3.28. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 3.28. of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

     3.29. Pooling. The Company has received a letter from Arthur Andersen LLP, a copy of which has been previously delivered to DRHI, with respect to the eligibility of the Company for "pooling of interests" accounting treatment.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF DRHI

DRHI hereby represents and warrants to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by DRHI to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4. (the "DRHI Disclosure Schedule"):

     4.1. Organization, Existence and Good Standing of DRHI. DRHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DRHI has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. DRHI is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a DRHI Material Adverse Effect. DRHI has delivered to the Company a complete and correct copy of its Amended and Restated

Certificate  of  Incorporation   and  Bylaws  as  most  recently   restated  and
subsequently amended to the date hereof.

     4.2.  Organization,  Existence and Good Standing of the DRHI  Subsidiaries.
Section 4.2. of the DRHI Disclosure Schedule sets forth a list of all subsidiaries of DRHI (a "DRHI Subsidiary"), the jurisdiction of incorporation or organization, as applicable, of each DRHI Subsidiary, the type of each DRHI Subsidiary, the percentage of DRHI's and the DRHI Subsidiaries' ownership of the outstanding voting stock of each such corporate DRHI Subsidiary, the authorized and outstanding capital stock of each such corporate DRHI Subsidiary, and the type and percentage of DRHI's and the DRHI Subsidiaries' ownership interest in each other DRHI Subsidiary. Each DRHI Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as specified in Section 4.2. to the DRHI Disclosure Schedule) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each DRHI Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each DRHI Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a DRHI Material Adverse Effect. Except for the DRHI Subsidiaries, DRHI does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest DRHI, any DRHI Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding voting securities of such company.

     4.3. Capitalization.

          4.3.1. Capitalization of DRHI and the DRHI Subsidiary. The authorized capital stock of DRHI consists solely of 100,000,000 shares of the DRHI Common Stock and 30,000,000 shares of preferred stock, $.10 par value per share ("DRHI Preferred Stock"). As of the date hereof: (i) 37,352,663 shares of the DRHI Common Stock were issued and outstanding and no shares of the DRHI Common Stock were held in treasury, (ii) 2,853,924 shares of the DRHI Common Stock were reserved for future issuance pursuant to outstanding stock options and (iii) no shares of the DRHI Preferred Stock were issued and outstanding. All of the outstanding shares of the DRHI Common Stock, and all shares of the DRHI Common Stock which may be issued prior to the Effective Time upon exercise of any option or conversion right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of DRHI and no equity equivalent interest in the ownership or earnings of DRHI or the DRHI Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each DRHI Subsidiary is validly issued, fully paid and nonassessable, and is owned by DRHI or another DRHI Subsidiary, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

          4.3.2. Obligations to Issue Capital Stock of DRHI or the DRHI Subsidiaries. Section 4.3.2. of the DRHI Disclosure Schedule sets forth a true and complete list of all outstanding rights to purchase the DRHI Common Stock, the number of shares purchasable thereunder and the per share exercise, conversion or purchase price of each right. There are no securities of DRHI or any DRHI Subsidiary convertible or exchangeable for shares of capital stock or voting securities of DRHI or any DRHI Subsidiary, no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating DRHI or any DRHI Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, DRHI or any DRHI Subsidiary. There are no obligations, contingent or otherwise, of DRHI or any DRHI Subsidiary to repurchase, redeem or otherwise acquire any shares of the DRHI Common Stock or the capital stock or other equity interest of any DRHI Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any DRHI Subsidiary.

     4.4. Authority Relative to this Agreement. DRHI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DRHI and the consummation by DRHI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DRHI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of the DRHI Common Stock entitled to vote in accordance with the Delaware Law and DRHI's Amended and Restated Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by DRHI and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of DRHI enforceable against DRHI in accordance with its terms. The Board of Directors of DRHI has unanimously resolved to recommend that the stockholders of DRHI adopt and approve this Agreement.

     4.5. DRHI Material Contracts. Section 4.5. of the DRHI Disclosure Schedule sets forth a list of all agreements to which DRHI or any DRHI Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act or (ii) under which the consequences of a default, nonrenewal or termination would have a DRHI Material Adverse Effect (collectively, the "DRHI Material Contracts").

     4.6. No Conflict. The execution and delivery of this Agreement by DRHI does not, and the performance of this Agreement by DRHI will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation or Bylaws of DRHI, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DRHI or any DRHI Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of DRHI or any DRHI Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any DRHI Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of DRHI or any DRHI Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DRHI or any DRHI Subsidiary is a party or by which DRHI or any DRHI Subsidiary or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a DRHI Material Adverse Effect.

     4.7. Required Filings and Consents. The execution and delivery of this Agreement by DRHI does not, and the performance of this Agreement by DRHI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay DRHI from performing its obligations under this Agreement, or would not otherwise have a DRHI Material Adverse Effect.

     4.8. Compliance. Neither DRHI nor any DRHI Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to DRHI or any DRHI Subsidiary or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except in each case for any such conflicts, defaults or violations which would not individually or in the aggregate have a DRHI Material Adverse Effect.

     4.9. Permits. DRHI and each DRHI Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of DRHI and the DRHI Subsidiaries as it is now being conducted (collectively, the "DRHI Permits"), except where the failure to hold such DRHI Permits would not have a DRHI Material Adverse Effect. DRHI and the DRHI Subsidiaries are in compliance with the terms of the DRHI Permits, except where the failure to so comply would not have a DRHI Material Adverse Effect.

     4.10. SEC Filings. DRHI has filed all forms, reports and documents required to be filed with the SEC. DRHI has made available to Company (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1996 and 1997,
(ii) its Proxy Statement, dated December 12, 1997, for its Annual Meeting of Stockholders, (iii) all
proxy statements relating to DRHI's meetings of stockholders (whether annual or special) held since October 1, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q) filed by DRHI with the SEC since October 1, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by DRHI with the SEC since October 1, 1995 (collectively, the "DRHI SEC Reports"). The DRHI SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the DRHI Subsidiaries is required to file any forms, reports or other documents with the SEC.

     4.11. Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the DRHI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of DRHI and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. DRHI is in full compliance with Section 13(b)(2) of the Exchange Act.

     4.12. Absence of Certain Changes or Events. Except as set forth in the DRHI SEC Reports, since October 1, 1997, there has not occurred: (i) any DRHI Material Adverse Effect or any action, change or effect which could reasonably be expected to have a DRHI Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of DRHI (except as permitted by Section 5.3.); (iii) any damage to, destruction or loss of any asset of DRHI or any DRHI Subsidiary (whether or not covered by insurance) that would have a DRHI Material Adverse Effect; (iv) any material change by DRHI in its accounting methods, principles or practices; (v) any material revaluation by DRHI of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (vi) any action or event that would have required the consent of the Company pursuant to
Section 5.3. had such action or event occurred after the date of this Agreement.

     4.13. No Undisclosed Liabilities. Neither DRHI nor any DRHI Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for in DRHI's audited balance sheet (including any related notes thereto) as of September 30, 1997 (the "1997 DRHI Balance Sheet"), (b) incurred in the ordinary course of business before the date of the 1997 DRHI Balance Sheet and not required under generally accepted accounting principles to be reflected on the 1997 DRHI Balance Sheet, (c) disclosed in the DRHI SEC Reports, or (d) incurred since September 30, 1997 in the ordinary course of business consistent with past practice or incurred in connection with this Agreement, that would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

     4.14. Absence of Litigation. Except as set forth in the DRHI SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of DRHI, threatened against DRHI or any DRHI Subsidiary or any properties or rights of DRHI or any DRHI Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a DRHI Material Adverse Effect or that could reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay DRHI from performing its obligations under this Agreement.

     4.15. Employee Benefit Plans.

          4.15.1. DRHI Employee Plans. Section 4.15.1. of the DRHI Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements for the benefit of employees generally of DRHI, any trade or business (whether or not incorporated) which is a member of a controlled group including DRHI or which is under common control with DRHI (a "DRHI ERISA Affiliate") within the meaning of Section 414 of the Code, or any DRHI Subsidiary, as well as each plan with respect to which DRHI or a DRHI ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
     Section 4212 of ERISA (collectively the "DRHI Employee Plans"). There have been made available to the Company copies of (i) each such written DRHI Employee Plan (other than those referred to in Section 4(b)(4) of ERISA),
     (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each DRHI Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each DRHI Employee Plan subject to Title IV of ERISA.

          4.15.2. Absence of Certain Events. (i) None of the DRHI Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), and none of the DRHI Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any DRHI Employee Plan, which would result in a DRHI Material Adverse Effect; (iii) all DRHI Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the
     Code), orders or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, IRS or Secretary of the Treasury) except as would not individually or in the aggregate result in a DRHI Material Adverse Effect, and DRHI and each DRHI Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the DRHI Employee Plans except as would not individually or in the aggregate result in a DRHI Material Adverse Effect; (iv) each DRHI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any DRHI Employee Plan pursuant to Section 412 of the Code, or the terms of the DRHI Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each DRHI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither DRHI nor any DRHI ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

     4.16. Labor Matters. Except as set forth in Section 4.16. of the DRHI Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of DRHI, threatened, between DRHI or any DRHI Subsidiary and any of their respective employees, which controversies have had or could reasonably be expected to have a DRHI Material Adverse Effect; (ii) neither DRHI nor any DRHI Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by DRHI or any DRHI
Subsidiary, nor does DRHI know of any activities or proceedings of any labor union to organize any such employees; and (iii) DRHI has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of DRHI or any DRHI Subsidiary which could reasonably be expected to have a DRHI Material Adverse Effect.

     4.17. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon DRHI or any DRHI Subsidiary which has or would have the effect of prohibiting the conduct of business by DRHI or any DRHI Subsidiary as currently conducted, except for any prohibitions as would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

     4.18. Real Property. DRHI and the DRHI Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple, or will acquire good and marketable (or indefeasible, as the case may be) title in fee simple, to the real property purported to be owned or optioned by them, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and such liens or other imperfections of title as do not or will not materially interfere with the present use or intended use by DRHI and the DRHI Subsidiaries or materially affect the value or marketing of the property affected thereby and that do not, individually or in the aggregate, have a DRHI Material Adverse Effect. Neither DRHI nor any DRHI Subsidiary has given, nor have they received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by DRHI or any DRHI Subsidiary, or to the knowledge of DRHI, any other person with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to DRHI or any DRHI Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of DRHI and the DRHI Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that would not, individually or in the aggregate, have a DRHI Material Adverse Effect. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of DRHI, is threatened with respect to, or that could affect, any real property owned or leased by DRHI or any DRHI Subsidiary that would reasonably be expected to have a DRHI Material Adverse Effect. There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, or to the knowledge of DRHI, pending before or being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business by DRHI or any DRHI Subsidiary as currently conducted or intended to be conducted by them, except for any restrictions as would not, individually or in the aggregate, have a DRHI Material Adverse Effect. No developer-related charges or assessments by any public authority or any other person for public improvements or otherwise made against any property developed by DRHI or any DRHI Subsidiary are unpaid (other than those reflected on the DRHI Balance Sheet or incurred since the date of the DRHI Balance Sheet in the ordinary course of DRHI's business consistent with past practices), except for charges or assessments as would not, individually or in the aggregate, have a DRHI Material Adverse Effect. The real property of DRHI and the DRHI Subsidiaries to be used for homebuilding conform, in all material respects, to the appropriate governmental authority's standards, and there is no material impediment to approval for undeveloped real property, such approval to allow development in the manner in which DRHI currently anticipates building thereon, except for such as is not reasonably likely to result in a DRHI Material Adverse Effect. The developed real property of DRHI and the DRHI Subsidiaries has access to streets, and is serviced, in all material respects, by all utilities and other services, as is necessary to construct homes on such property, and such utilities and other services are adequate for the current and intended use of such property. The undeveloped real property of DRHI and the DRHI Subsidiaries has access to streets, and such real property is serviced, in all material respects, by all utilities and other services, as is necessary for the development thereof or such utilities and other services are or will be available, in all material respects, to such property. All leases pursuant to which DRHI or any DRHI Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such defaults or event of defaults would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

     4.19. Taxes.

     (a) DRHI and the DRHI Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns required to be filed by them prior to the date of this Agreement (except where failure to duly or timely file a Tax Return or to properly secure a valid extension of time to file the same did not have a material adverse effect on DRHI or any of the DRHI Subsidiaries). All Tax Returns so filed were true, correct and complete in all material respects as filed (or as validly amended thereafter). DRHI and the DRHI Subsidiaries have timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on all Tax Returns filed as described above (except where such failure to timely or fully pay any Tax or to secure a valid extension of time to pay the same did not have a material adverse effect on DRHI or any of the DRHI Subsidiaries).

     (b)  None  of the Tax  Returns  of  DRHI  or any of the  DRHI  Subsidiaries
contains a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law.

     (c) Neither DRHI nor any of the DRHI Subsidiaries is aware of any pending or (to the knowledge of any officer thereof) threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes, (ii) a claim by any Tax jurisdiction that DRHI or any DRHI Subsidiary has been required to file a Tax Return, but has failed to do so, or (iii) a claim for refund made by DRHI or any of the DRHI Subsidiaries with respect to Taxes previously paid, in any case that would have a material adverse effect on DRHI or any of the DRHI Subsidiaries if ultimately determined adversely. Neither DRHI nor any of the DRHI Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid, which extension or waiver would have a material adverse effect on DRHI or any of the DRHI Subsidiaries. All Tax deficiencies formally asserted or assessed against DRHI or any of the DRHI Subsidiaries in writing have been paid or finally settled or are being contested in good faith by appropriate action.

     (d) All Taxes that were required to be collected or withheld by DRHI or any of the DRHI Subsidiaries have been duly collected or withheld, and all such Taxes that DRHI or any of the DRHI Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes does not have a material adverse effect on DRHI or any of the DRHI Subsidiaries.

     (e) Neither DRHI nor any of the DRHI Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply to any disposition of any asset owned by it.

     (f) Neither DRHI nor any of the DRHI Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor does DRHI or any of the DRHI Subsidiaries have any knowledge that the IRS (or other taxing authority) has proposed, or (to the knowledge of any officer thereof) is considering, any such change in accounting method, except where any such inclusion in income or any such change would not have a material adverse effect on DRHI or any of the DRHI Subsidiaries.

     (g) DRHI has no foreign stockholders for whom shares of DRHI Common Stock are United States real property interests as defined in Section 897 of the Code.

     (h) None of the assets of DRHI or any of the DRHI Subsidiaries is property which is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(5)(B) of the Code.

     (i) Neither DRHI nor any of the DRHI Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or Tax indemnification or similar agreement or arrangement within any entity other than a corporation that is a member of an affiliated group currently filing a consolidated federal income tax return with DRHI.

     (j) Neither DRHI nor any of the DRHI Subsidiaries has entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense to DRHI or any of the DRHI Subsidiaries pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     (k) DRHI has made available to or provided to representatives of the Company copies of all federal and state income and franchise Tax Returns, and other written correspondence with respect thereto (other than requests for extension of time to file returns and tax payment vouchers), filed or submitted by the DRHI and the DRHI Subsidiaries with or to the relevant taxing authorities with respect to all periods beginning on or after September 30, 1994, and has produced for the Company's inspection at DRHI's headquarters all material sales tax, use tax, payroll tax, and property tax and information returns filed by DRHI and the DRHI Subsidiaries with respect to such periods.

     4.20. Intellectual Property. DRHI and the DRHI Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of DRHI and the DRHI Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

     4.21. Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a DRHI Material Adverse Effect: (a) DRHI and the DRHI Subsidiaries have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by DRHI or any DRHI Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to DRHI's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by DRHI or any DRHI Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by DRHI or the DRHI Subsidiary; (d) neither DRHI nor any DRHI Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under any Environmental Law;
(e) neither DRHI nor any DRHI Subsidiary has released any Hazardous Substance at any property owned or operated by any of them which could reasonably be expected to result in any liability under any Environmental Law; (f) neither DRHI nor any DRHI Subsidiary has received any written notice, demand, letter, claim or request for information alleging that DRHI or any DRHI Subsidiary may be in violation of or liable under any Environmental Law; (g) neither DRHI nor any DRHI Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on DRHI or any DRHI Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving DRHI or any DRHI Subsidiary that could reasonably be expected to result in any liability or costs to DRHI or any DRHI Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by DRHI or a DRHI Subsidiary pursuant to any Environmental Law; and
(i) to the knowledge of DRHI, none of the properties now owned or operated by DRHI or any DRHI Subsidiary contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls.

     4.22. Insurance. DRHI maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of DRHI and the DRHI Subsidiaries.

     4.23. Brokers. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. DRHI has heretofore furnished to Company a complete and correct copy of all agreements between DRHI and DLJ pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     4.24. DRHI Common Stock. On the Closing Date, DRHI will have a sufficient number of authorized but unissued or treasury shares of the DRHI Common Stock available for issuance to the holders of the Company Shares, Stock Options and Convertible Notes in accordance with the provisions of this Agreement. The DRHI Common Stock to be issued pursuant to this Agreement will, when so delivered, be
(i) duly and validly issued, fully paid and nonassessable, and (ii) listed on the New York Stock Exchange ("NYSE"), upon official notice of issuance.

     4.25. Tax Treatment; Pooling Matters. Neither DRHI nor, to the knowledge of DRHI, any of its affiliates has taken or agreed to take any action that would prevent accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and rules, regulations and interpretations of the SEC, or preventing the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) qualifying under Section 354(a)(1) and Section 368(a) of the Code.

     4.26. Investment Intent. DRHI is acquiring the Company Shares hereunder for its own account and not with a view to the distribution or sale thereof, and DRHI has no understanding, agreement, or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Company Shares to any other person.

     4.27. Sufficient Funds. At the Effective Time DRHI will have available to it sufficient funds to satisfy the obligations of the Company as a result of the Merger, if any, (i) to repurchase the Company's outstanding 10% Senior Notes due April 2006 and (ii) under the Company's revolving and warehouse lines of credit.

     4.28. Pooling. DRHI has received a letter from Ernst & Young LLP, a copy of which has been previously delivered to the Company, with respect to the eligibility of DRHI for "pooling of interests" accounting treatment.

                                   ARTICLE 5.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless DRHI shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of the Company Subsidiaries to be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business in the manner consistent with past practice. The Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of DRHI:

     (a) except as set forth in Section 5.1.(a) of the Company Disclosure Schedule, amend or otherwise change the Certificate of Incorporation or Bylaws of the Company or the organizational documents of any Company Subsidiary;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for the issuance of shares of Company Common Stock pursuant to any previously granted Stock Option or upon conversion of the Convertible Notes);

     (c) except as set forth in Section 5.1.(c) of the Company Disclosure Schedule, sell, pledge, dispose of or encumber any assets of the Company or any Company Subsidiary, except for (i) sales of assets in the ordinary course of business in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $100,000 individually, and (iv) liens on assets to secure purchase money and construction financings in the ordinary course of business consistent with past practice or arising under the Company's existing revolving and warehouse lines of credit and other encumbrances entered into in the ordinary course of business consistent with past practice;

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for quarterly cash dividends not in excess of $.05 per share paid in accordance with past practice, and except that a wholly owned Company Subsidiary may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

     (e) except as set forth in Section 5.1.(e) of the Company Disclosure Schedule, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, except under existing lines of credit in the ordinary course of business consistent with past practice, or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Company Subsidiaries or pursuant to existing contracts or contracts for the acquisition or development of land entered into in the ordinary course of business consistent with past practice), (iii) enter into or amend any contract or agreement, other than in the ordinary course of business consistent with past practice, that is or would be a Material Contract or is otherwise material to the Company and the Company Subsidiaries taken as a whole; or (iv) authorize any capital expenditures or purchase of fixed assets (other than the purchase of land in the ordinary course of business consistent with past practice) which are, in the aggregate, in excess of $100,000 individually or $1,000,000 in the aggregate;

     (f) except as set forth in Section 5.1.(f) of the Company Disclosure Schedule or as may be required by law, increase the compensation payable or to become payable to its officers or employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except increases in annual compensation for employees in the ordinary course consistent with past practice to the extent such compensation increases do not result in a material increase in compensation expense to the Company;

     (g)  change   accounting   policies  or  procedures   (including,   without
limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations with respect to any material amount of Tax, except to the extent the amount of any such settlement or compromise has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date hereof; and

     (i)  take,  or agree to take,  any of the  actions  described  in  Sections
5.1.(a) through (h) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent the Company from performing or cause the Company not to perform in any material respect its covenants hereunder.

     5.2. No Solicitation.

     (a) The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company shall not, nor shall the Company authorize or permit any Company Subsidiary or any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than DRHI or any designees of DRHI) concerning any Third Party Acquisition; provided, however, that (i) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and (ii) the Company may make inquiry of and participate in discussions or negotiations with any person or group who has submitted after the date hereof an unsolicited and unencouraged Superior Proposal if, and to the extent, the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify DRHI in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise DRHI from time to time of the status and any material developments concerning the same.

     (b) Except as set forth in this Section 5.2.(b) the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to DRHI (a "Notice of Superior Proposal") advising DRHI that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if DRHI does not, within three business days of DRHI's receipt of the Notice of Superior Proposal, make an offer which the Company Board by requisite vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 5.2.(b) provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with this Section 5.2.(b).

     (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than DRHI or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35% of the total assets of the Company and the Company Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of 35% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any Company Subsidiary of more than 35% of the outstanding Shares. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Company Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by requisite vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

     5.3. Conduct of Business by DRHI Pending the Merger. DRHI covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, DRHI shall conduct its business and shall cause the businesses of the DRHI Subsidiaries to be conducted only in, and DRHI and the DRHI Subsidiaries shall not take any action except in, the ordinary course of business in the manner consistent with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, neither DRHI nor any DRHI Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Bylaws of DRHI other than incident to a stock split or combination;

     (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for quarterly cash dividends paid out of current earnings and stock dividends and except that a wholly owned DRHI Subsidiary may declare and pay a dividend to its parent or DRHI or (ii) reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (c) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement or if the amount of consideration paid exceeds the largest amount of consideration paid by DRHI in an acquisition prior to the date hereof;

     (d) issue any shares of capital stock of any class (except pursuant to stock options issued under DRHI's stock option plans or in any stock dividend) in one transaction or series of related transactions if the shares so issued constitute more than 15% of the outstanding shares of such class (after giving effect to such issuance); and

     (e)  take,  or agree to take,  any of the  actions  described  in  Sections
5.3.(a) through (d) above, or any action which would make any of the representations or warranties of DRHI contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent DRHI from performing or cause DRHI not to perform in any material respect its covenants hereunder.

                                   ARTICLE 6.

                              ADDITIONAL AGREEMENTS

     6.1. HSR Act. As promptly as practicable after the date of this Agreement, the Company and DRHI shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and thereafter use reasonable efforts to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     6.2. Access to Information; Confidentiality.

     (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of DRHI reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to DRHI all information concerning its business, properties and personnel as such other party may reasonably request.

     (b) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), DRHI shall (and shall cause each DRHI Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of the Company reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, DRHI shall (and shall cause each DRHI Subsidiary to) furnish promptly to the Company all information concerning its business, properties and personnel as such other party may reasonably request.

     (c) Each of DRHI and the Company shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either DRHI or the Company may reasonably request. The Company and DRHI shall keep all information obtained under this Section 6.2. confidential in accordance with the terms of the confidentiality letters, dated November 17, 1997 and December 4, 1997 (the "Confidentiality Letters"), between DRHI and the Company.

     6.3. Registration Statement.

     (a) DRHI shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the DRHI Common Stock to be issued in the Merger (together with any amendments or supplements thereto, the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of DRHI and of the Company prepared by DRHI and the Company containing the information required by the Exchange Act (together with any amendments or supplements thereto, the "Proxy Statement"). DRHI shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the DRHI Common Stock covered thereby have been distributed. DRHI shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. The Company and DRHI shall use their reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the filings made pursuant to this Section 6.3. prior to their filing with the SEC and shall be provided with any comments DRHI and its counsel may receive from the SEC or its staff with respect to such filings promptly after receipt of such comments.

     (b) The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform DRHI. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (c) The information specifically designated as being supplied by DRHI for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by DRHI for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to DRHI or its officers or directors should be discovered by DRHI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, DRHI shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that DRHI or the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) Prior to the Closing Date, DRHI shall use its reasonable best efforts to cause the shares of the DRHI Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the DRHI Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, DRHI shall file a subsequent listing application with the NYSE relating to the shares of the DRHI Common Stock to be issued in connection with the Merger, and shall use reasonable best efforts to cause such shares of the DRHI Common Stock to be listed, upon official notice of issuance, prior to the Closing Date.

     (f) The Company shall furnish all information to DRHI with respect to the Company and the Company Subsidiaries as DRHI may reasonably request for inclusion in the Registration Statement, the Proxy Statement and shall otherwise cooperate with DRHI in the preparation and filing of such documents.

     (g) The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the Registration Statement shall become effective (and updated to a date no more than five days prior to the Closing Date) and addressed to itself and DRHI and their respective Boards of Directors in form and substance reasonably satisfactory to DRHI and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

     (h) DRHI shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five days prior to the date on which the Registration Statement shall become effective (and updated to a date no more than five days prior to the Closing Date) and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

     6.4. Meetings of Stockholders.

     (a) The Company will take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving and adopting this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Company Board (subject to the provisions of Section 5.2. and Section 7.1.(d) hereof) will (i) recommend to its stockholders the approval and adoption of this Agreement, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

     (b) DRHI will take all steps necessary in accordance with its Amended and Restated Certificate of Incorporation and By-Laws to call, give notice of, convene and hold a meeting of its stockholders (the "DRHI Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving the issuance of the DRHI Shares upon consummation of the Merger and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, DRHI's Board
(i) will recommend to its stockholders the approval of the issuance of the DRHI Shares upon consummation of the Merger and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law or the requirements of the NYSE in order to issue such shares, and (ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

     6.5. Pooling and Tax-Free Reorganization Treatment. Neither DRHI nor the Company shall take or cause to be taken any action on or before the Effective Time, and DRHI agrees to use commercially reasonable best efforts not to take or cause to be taken any action after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or which would prevent the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of
Section 354(a)(1) and Section 368(a)(1)(A) of the Code.

     6.6. Affiliate and Pooling Agreements. DRHI and the Company will each use their respective reasonable efforts to cause each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to DRHI as soon as practicable an agreement in the form attached hereto as Exhibit 6.6. relating to the disposition of shares of the Company Common Stock and shares of the DRHI Common Stock held by such person and the shares of the DRHI Common Stock issuable pursuant to this Agreement.

     6.7. Company Stock Options.

     (a) As soon as reasonably practicable after the Effective Time, DRHI shall deliver to the holders of the Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans, and any stock option agreement evidencing such Stock Options which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1.4. or this Section 6.7. after giving effect to the Merger and the assumption of such options by DRHI as set forth herein) as in effect immediately prior to the Effective Time. DRHI shall comply with the terms of the Company Stock Plans and such agreements as so adjusted, and shall use its reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such plan or agreements, that the Stock Options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

     (b) DRHI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the DRHI Common Stock for delivery upon exercise of the Stock Options assumed by DRHI in accordance with Section 2.1.4. As soon as practicable after the Effective Time, DRHI shall file with the SEC a registration statement on Form S-8 with respect to shares of the DRHI Common Stock subject to each such assumed Stock Option and shall use its reasonable efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such the Stock Options remain outstanding.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the stock options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by DRHI as set forth above.

     6.8. Board Representation. The Company hereby designates W. Thomas Hickcox and Bradley S. Anderson ("Mr. Anderson") for appointment or nomination for election as directors of DRHI. Prior to the filing of the Registration Statement, the Company may designate an individual in lieu of Mr. Anderson for such appointment or nomination; provided that the individual so designated shall be reasonably acceptable to DRHI and satisfy the requirements of the NYSE for an "independent" and "outside" director of DRHI subsequent to the Merger. DRHI shall use its best efforts, whether through increase in the size of its Board of Directors or otherwise, to cause the appointment or election of the two such designated individuals as directors of DRHI at the Effective Time.

     6.9. Publication of Combined Results. DRHI agrees that after the end of the first calendar quarter to end after the first full calendar month after the Effective Time, DRHI shall cause the prompt publication of the combined results of operations of DRHI and the Company. For purposes of this Section 6.9., the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     6.10. Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws (including Section 145(h) of the Delaware Law), indemnify and hold harmless, each present and former director or officer of the Company, determined as of the Effective Time (collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages  and  liabilities  incurred in  connection  with,  and  amounts  paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided that, as to claims existing as of the Effective Time, in no event shall the Surviving Corporation be obligated to provide indemnification under this Section 6.10.(a) in excess of the indemnification that the Company is required to provide under its Certificate of Incorporation or Bylaws as in effect as of the date hereof.

     (b) For a period of three years after the Effective Time, the Surviving Corporation shall maintain (through the continuation or endorsement of the Company's existing policy or the purchase of a "tail-end" rider permitted by such policy) in effect, if available, the directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them; provided that in no event shall the Surviving Corporation be required to spend in excess of 150% of the annual premium currently paid by the Company for such coverage, and provided further that, if the premium for such coverage exceeds such amount, the Surviving Corporation shall maintain the greatest coverage available for such 150% of the annual premium.

     (c) This Section 6.10. shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns
(i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (as the case may be) assume the obligations of the Surviving Corporation set forth in this Section 6.10.

     6.11. Notification of Certain Matters. The Company shall give prompt notice to DRHI, and DRHI shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate the result of which would be a Material Adverse Effect to the Company or DRHI, as applicable, or (ii) any failure of the Company or DRHI, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.12. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

     6.13. Public Announcements. DRHI and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

     6.14. Employee Benefits. For the period of six months beginning as of the Effective Time, DRHI shall pay salaries and wages and (to the extent permitted by applicable law) provide employee benefits to persons who are employees of the Company or any Company Subsidiary immediately before the Effective Time that are at least substantially equivalent in the aggregate to those paid and provided by the Company and the Company Subsidiaries before the Effective Time (other than stock options or other equity-based compensation). For the period of six months beginning at the end of the period described in the preceding sentence, DRHI shall provide, to the extent permitted by applicable law, employee benefits to such persons that are at least substantially equivalent in the aggregate to those then provided by DRHI and the DRHI Subsidiaries generally to their other employees. Nothing contained herein shall be construed as requiring DRHI or any DRHI Subsidiary to continue the employment or position of any specific person, but is subject to any employment or severance agreements in effect as of the date hereof. The

Company and DRHI shall make such amendments and modifications to their respective employee benefit plans as are necessary to provide that only those employees of the Surviving Corporation and its subsidiaries that were eligible to participate in the Company Employee Plans immediately prior to the Effective Time are eligible to participate in the Company Employee Plans immediately after the Effective Time and only those employees of the Surviving Corporation that would have been eligible to participate in the DRHI Employee Plans immediately prior to the Effective Time are eligible to participate in the DRHI Employee Plans immediately after the Effective Time; provided that the foregoing shall not limit the Surviving Corporation's ability to amend, modify or terminate such plans after the Effective Time consistent with the terms of such plans, the terms of this Agreement and applicable law.

                                   ARTICLE 7.

                        TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of the Company Common Stock or the DRHI Common Stock:

     (a) by mutual written consent of DRHI and the Company;

     (b) by either DRHI or the Company:

          (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Company Common Stock shall not have been obtained;

          (ii) if the Merger shall not have been consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

          (iii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1.(b)(iii) shall not be available to any party who has not complied with its obligations under Section 6.12. and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

          (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
     Section 8.2.(a) or 8.3.(a) as applicable (a "Terminating Breach") (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); provided, that, if such Terminating Breach is curable by the Company or DRHI, as the case may be, through the exercise of its reasonable efforts and for so long as the Company or DRHI, as the case may be, continues to exercise such reasonable efforts, neither DRHI nor the Company, respectively, may terminate this Agreement under this Section 7.1.(b)(iv); or

          (v) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the DRHI Common Stock shall not have been obtained;

     (c) by either DRHI or the Company in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 8.1. shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 8.2. (in the case of DRHI) or Section 8.3. (in the case of the Company) is not capable of being satisfied prior to the end of the period referred to in Section 7.1.(b)(ii);

     (d) by the Company if the Company Board has received a Superior Proposal, the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the transactions contemplated hereby or approves or recommends such Superior Proposal, and the Company Board complies with all other provisions of Section 5.2.(b) and concurrently complies with the provisions of Section 9.1.(b);

     (e) by DRHI if the Company Board shall have recommended to the Company's stockholders a Superior Proposal; or the Company Board shall have withdrawn its recommendation of this Agreement or the Merger, provided that any disclosure that the Company Board is compelled to make of the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 shall not in and of itself constitute the withdrawal of the Company Board's recommendation; provided, further, that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with Section 5.2.(b); or

     (f) by the Company if the Stock Value is less than $12.69, unless prior to the Closing Date DRHI elects, by notice to the Company, to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth).

     7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1., this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, its affiliates, directors, officers or stockholders other than the provisions of
Section 9.1., unless such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which event the terminating party shall retain its rights and remedies against such other party in respect of such other party's breach.

                                   ARTICLE 8.

                              CONDITIONS TO CLOSING

     8.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          8.1.1.  No  Injunctions  or  Restraints;   Illegality.   No  temporary
     restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal;

          8.1.2. Governmental Actions. There shall not have been instituted or pending any action or proceeding by any governmental authority or administrative agency, before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit DRHI from exercising all material rights and privileges pertaining to its ownership of the assets of the Company (including the Company Subsidiaries) taken as a whole or the ownership or operation by DRHI or any DRHI Subsidiary of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, or seeking to compel DRHI or any DRHI Subsidiary to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, as a result of the Merger or the transactions contemplated by this Agreement.

          8.1.3. HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          8.1.4. Company Stockholder Approval. The holders of shares of the Company Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

          8.1.5. DRHI Stockholder Approval. The holders of shares of the DRHI Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

          8.1.6. Listing. The shares of the DRHI Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance.

          8.1.7. Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and Blue Sky Laws, if applicable, and no stop order with respect to the Registration Statement shall be in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities.

          8.1.8. Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, the absence of which would have a Material Adverse Effect on the Surviving Corporation, DRHI, any DRHI Subsidiary or any Company Subsidiary, shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

     8.2. Conditions to Obligations of DRHI. The obligations of DRHI to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

     (a) The representations and warranties of the Company contained herein (without regard to any materiality exceptions contained therein) shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically related to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that would not, individually, or in the aggregate, have a Company Material Adverse Effect, and the Company shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (b) DRHI shall have been furnished with a certificate, executed by a duly authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

     (c) The Merger shall qualify for "pooling of interests" accounting treatment, and DRHI shall have received an update letter, dated the Closing Date, from Ernst & Young LLP to such effect with respect to DRHI if the Merger is consummated in accordance with the terms and provisions of this Agreement.

     (d) DRHI shall have received an opinion from Gibson, Dunn & Crutcher LLP, tax counsel to DRHI, to the effect that the Merger will constitute a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of

Section 354(a)(1) and Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of DRHI and the Company.

     8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) The representations and warranties of DRHI contained herein (without regard to any materiality exceptions contained therein) shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that would not, individually or in the aggregate, have a DRHI Material Adverse Effect, and DRHI shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) The Company shall have been furnished with a certificate, executed by duly authorized officer of DRHI, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

          (c) The Merger shall quality for "pooling of interests" accounting treatment, and the Company shall have received an update letter, dated the Closing Date, from Arthur Andersen LLP to such effect with respect to the Company if the Merger is consummated in accordance with the terms and provisions of this Agreement.

          (d) The Company shall have received an opinion from Cahill Gordon & Reindel, tax counsel to the Company, to the effect that the Merger will constitute a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of Section 354(a)(1) and
     Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of DRHI and the Company.

                                   ARTICLE 9.

                               GENERAL PROVISIONS

     9.1. Expenses.

     (a) Except as otherwise provided in this Section 9.1., all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the Merger is consummated.

     (b) In the event that this Agreement shall be terminated:

          (i) pursuant to Section 7.1.(d) or Section 7.1.(e);

          (ii) by DRHI pursuant to Section 7.1.(b)(iv) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), prior to such termination; or

          (iii) pursuant to Section 7.1.(b)(i) and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote there shall be outstanding an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration and within twelve months thereafter the Company enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs);

the Company shall pay to DRHI the amount of $12,000,000 immediately upon the occurrence of the event described in this Section 9.1.(b), less (in the case of clause (iii) above) any amount theretofore paid pursuant to Section 9.1.(c).

     (c) In the event this Agreement shall be terminated by DRHI or (when a proposal for a Third Party Acquisition is pending) the Company pursuant to
Section 7.1.(b)(i), and at the time of termination DRHI is not in breach of its material obligations hereunder, the Company shall, promptly after the termination of this Agreement, reimburse DRHI for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to DRHI), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; provided that in no event shall the Company be required to pay in excess of an aggregate of $1,500,000 pursuant to this Section 9.1.(c).

     (d) In the event this Agreement shall be terminated by the Company pursuant to Section 7.1. (b)(v), and at the time of termination the Company is not in breach of its material obligations hereunder, DRHI shall, promptly after the termination of this Agreement, reimburse the Company for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Company), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; provided that in no event shall DRHI be required to pay in excess of an aggregate of $1,500,000 pursuant to this
Section 9.1.(d).

     9.2. Effectiveness of Representations, Warranties, Covenants and Agreements. Except as otherwise provided in this Section 9.2., the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that
(i) the agreements set forth in Article 2., Section 6.3. and Section 6.7. shall survive the Effective Time indefinitely, and (ii) the agreements in Section 6.9., Section 6.10. and Section 6.14. shall survive in accordance with their respective terms. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

     9.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      If to DRHI:

                  D. R. Horton, Inc.
                  1901 Ascension Boulevard
                  Suite 100
                  Arlington, TX  76006
                  Telecopier No.:  (817) 856-8249
                  Telephone No.:  (817) 856-8200
                  Attention:  Chairman and Chief Executive Officer

         (b)      If to the Company:

                  Continental Homes Holdings Corp.
                  7001 N. Scottsdale Road
                  Suite 2050
                  Scottsdale, AZ  85253
                  Telecopier No.:  (602) 483-8237
                  Telephone No.:  (602) 483-0006
                  Attention:  President and Chief Executive Officer

     9.4. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership, limited liability company or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

     (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "material adverse effect" means when used in connection with the Company or any Company Subsidiary, or DRHI or any DRHI Subsidiary, as the case may be, any change, effect or circumstance that is materially adverse to the business, assets, financial condition, results of operations of the Company or any Company Subsidiary, or DRHI or any DRHI Subsidiary, as the case may be. "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, or DRHI and the DRHI Subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances: (i) set forth or contemplated by the Company Disclosure Schedule or the DRHI Disclosure Schedule, as the case may be;
(ii) set forth or described in the Company SEC Reports or DRHI SEC Reports, as the case may be; or (iii) affecting the home construction industry generally;

     (f)  "person"  means  an  individual,  corporation,   partnership,  limited
liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, DRHI or any other person means any corporation, partnership, joint venture, limited liability company, business trust or other legal entity of which the Company, the Surviving

Corporation, DRHI or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (h) "trading day" means any day on which the NYSE is open for the trading of securities.

     9.5. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company and DRHI, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.6. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     9.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     9.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that DRHI may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     9.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 6.10. (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     9.12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except as otherwise provided herein.

     9.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     9.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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     IN WITNESS  WHEREOF,  DRHI and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    D. R. HORTON, INC.


                                    By: /s/ D.R. HORTON
                                       ------------------------------
                                    Name:   D.R. HORTON
                                    Title:  PRESIDENT


                                    CONTINENTAL HOMES HOLDING CORP.


                                    By: /s/ W. THOMAS HICKCOX
                                       ------------------------------
                                    Name:  W. THOMAS HICKCOX
                                    Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       53